THIRD AMENDMENT TO RIGHTS AGREEMENT

           Third Amendment to Rights Agreement (this "Amendment") entered into as of this 21st day of July, 1998, by and between Northern Trust Corporation, a Delaware corporation (the "Company"), and Norwest Bank Minnesota, N.A., a national banking association, as Rights Agent (the "Rights Agent").

           The Company entered into a Rights Agreement with Harris Trust and Savings Bank (the "Original Rights Agent") dated as of October 17, 1989, as amended by a First Amendment thereto, dated as of September 17, 1997, and a Second Amendment thereto, dated as of November 18, 1997 (as so amended, the "Rights Agreement"). Capitalized terms used and not defined in this Amendment have the meanings set forth in the Rights Agreement.

           Effective November 10, 1997, the Rights Agent was appointed as successor to the Original Rights Agent in accordance with Section 21 of the Rights Agreement.

           The parties desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement to provide for automatic redemption of the Rights under certain limited circumstances as authorized by the Board of Directors of the Company on the date hereof.

           In consideration of the foregoing and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company and the Rights Agent hereby agree as follows.

 1. Section 23 of the Rights Agreement is hereby amended in its entirety to read as follows:

           (a) The Board of Directors of the Company may, at its option, at any time prior to the earliest to occur of (i) the date on which an Automatic Redemption Event (as defined below) occurs pursuant to paragraph (c) of this Section 23, (ii) the close of business on the twentieth day after the Stock Acquisition Date or (iii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereafter referred to as the "Redemption Price"); provided, however, that if the Board of Directors of the Company authorizes redemption of the Rights pursuant to this paragraph (a) in either of the circumstances set forth in clauses (A) and (B) below, there must be at least one Continuing Director and such authorization shall require the approval of a majority of the Continuing Directors then holding office: (A) such authorization occurs on or after the Stock Acquisition Date; or (B) such authorization occurs on or after the date of a change (resulting from a proxy or consent solicitation) in a majority of the directors in office at the commencement of such solicitation if any Person who is a participant in such solicitation has stated that such Person (or any of its Affiliates or Associates) intends to take or may consider taking, or if a majority of the Board of Directors of the Company has determined in good faith that such Person (or any of its Affiliates or Associates) intends or is likely to take, any action which would result in such Person becoming an Acquiring Person or which would cause the occurrence of any transaction set forth in Section 11(a) (ii) or Section 13(a) hereof, unless concurrent with such solicitation such Person (or one or more of its Affiliates or Associates) is making a cash tender offer pursuant to a Tender Offer Statement on Schedule 14D-1 (or any successor form) filed with the Securities and Exchange Commission for all outstanding shares of Common Stock of the type excepted from the provisions of Section 11(a) (ii) (B) hereof; provided further, that if, following the occurrence of a Stock Acquisition Date and following the expiration of the right of redemption hereunder but prior to the occurrence of any transaction set forth in Section 11(a) (ii) or
      Section 13(a) hereof, (x) a Person who is an Acquiring Person shall have transferred or otherwise disposed of a number of shares of Common Stock in one transaction or series of transactions, not directly or indirectly involving the Company or any of its subsidiaries, which did not result in the occurrence of a transaction set forth in Section 11(a)(ii) or Section 13(a) hereof such that such Person is thereafter a Beneficial Owner of shares of Common Stock and/or other securities representing 10% or less of the Voting Power and (y) there are no other Persons immediately following the occurrence of the event described in clause (x) who are Acquiring Persons, then the right of redemption shall be reinstated and thereafter be subject to the provisions of this Section 23.

           (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to paragraph
      (a) of this Section 23, and without any further action and without any notice, the Rights will terminate, and the only right thereafter of the holders of Rights shall be to receive the Redemption Price.
      Within ten business days after the action of the Board of Directors ordering the redemption of the Rights pursuant to paragraph (a) of this Section 23, the Company shall give notice of such redemption to the holders of the then outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock

           (c) Notwithstanding anything contained in this Agreement to the contrary, in the event that an Automatic Redemption Event occurs at any time prior to the earliest to occur of (i) the date on which the Board of Directors of the Company authorizes redemption of the Rights pursuant to paragraph (a) of this Section 23, (ii) the close of business on the twentieth day after the Stock Acquisition Date or
      (iii) the Final Expiration Date, then effective immediately upon the occurrence of such Automatic Redemption Event, by action of the Board of Directors of the Company taken to approve the inclusion of this paragraph (c) in Section 23 of the Agreement and without any further action on the part of or notice from the Board of Directors of the Company, the Rights shall be redeemed and shall terminate, and thereafter, the only right of the holders of Rights shall be to
      receive the Redemption Price.   Each of the following shall be an
      "Automatic Redemption Event":

                (A) any Person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or of any subsidiary of the Company or any Person appointed as trustee by the Company or such subsidiary pursuant to the terms of any such plan in such Person's capacity as trustee) becomes the Beneficial Owner of securities of the Company which in the aggregate represent 14% or more of the Voting Power;

                (B) any Person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or of any subsidiary of the Company or any Person appointed as trustee by the Company or such subsidiary pursuant to the terms of any such plan in such Person's capacity as trustee) commences, or publicly announces its intent to commence, a tender or exchange offer if upon consummation thereof such Person, together with all Affiliates and Associates of such Person, would be the Beneficial Owner of securities of the Company which in the aggregate represent 15% or more of the Voting Power;

                (C) any Person makes by public announcement or by written communication that is or becomes the subject of a public announcement, or publicly announces its intent to make, a bona fide proposal to the Company or its stockholders for (1) a merger, consolidation or similar transaction involving the Company or any of its subsidiaries, (2) a purchase or other acquisition of all or a substantial portion of the assets or deposits of the Company and its Subsidiaries or (3) a purchase or other acquisition of securities representing 15% or more of the Voting Power (any transaction of the type described in clauses
      (1), (2) or (3) of this paragraph (C), an "Acquisition Transaction");
      or

                (D) any Person files an application or notice with the Board of Governors of the Federal Reserve System, or any other federal or state banking regulatory authority, which application or notice seeks approval to engage in any transaction constituting an Acquisition Transaction.

           (d) Within ten business days after the Company becomes aware of the occurrence of an Automatic Redemption Event, the Company shall give notice of the redemption of the Rights to the holders of the then outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock.

           (e) Any notice of redemption which is mailed in the manner provided in this Section 23 shall be deemed given, whether or not the holder receives the notice. Such notice of redemption shall state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 and other than in connection with the purchase or repurchase by any of them of Common Stock prior to the Distribution Date. Moreover, notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a transaction set forth in Section 11(a) (ii) hereof until such time as the Company's right of redemption hereunder has expired.

 2. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Rights Agreement shall be deemed to include this Amendment.

 3. This Amendment shall be effective as of the date first written above, and except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

 4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

           The parties hereto have caused this Amendment to be duly executed as of the date first written above.


 Attest:                                NORTHERN TRUST CORPORATION


 /s/ Rose A. Ellis                      By /s/ Perry R. Pero
 ----------------------------              -------------------------------
 Name:  Rose A. Ellis                      Name:  Perry R. Pero
 Title: Secretary                          Title: Senior Executive Vice
                                                    President


 Attest:                                NORWEST BANK MINNESOTA, N.A.


 /s/ Barbara M. Novak                   By /s/ Susan J. Roeder
 ---------------------------               -------------------------------
 Name:  Barbara M. Novak                   Name:  Susan J. Roeder
 Title: Assistant Secretary                Title: Assistant Vice President